Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard

Elmwood Park, NJ  07407

for release: October 29, 2008	Contact: Amanda Butler 201-791-7600

SEALED AIR REPORTS THIRD QUARTER 2008 RESULTS

Records $60 Million Charge for Cost Reduction Program

ELMWOOD PARK, N.J., Wednesday, October 29, 2008 – Sealed Air Corporation (NYSE:SEE) reported diluted net earnings per common share of $0.05 for the third quarter of 2008, which includes a $0.22 charge per diluted common share for the cost reduction program announced in July.  This compares with diluted net earnings per common share of $0.39 for the third quarter of 2007.  Excluding the special items detailed in the table below, diluted net earnings per common share for the third quarter of 2008 would have been $0.28, compared with diluted net earnings per common share for the third quarter of 2007 of $0.40.

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Diluted Net Earnings per Common Share	2008	2007	2008	2007
U.S. GAAP diluted net earnings per common share	$0.05	$0.39	$0.73	$1.46
Net earnings effect resulting from the following(1):
Cost reduction and productivity program restructuring charge	0.22	—	0.21	—
Global manufacturing strategy and restructuring and other charges	0.01	0.01	0.04	0.03
Impairment of available-for-sale securities	0.01	—	0.04	—
Reversal of tax accruals, net, and related interest	(0.01)	—	(0.01)	(0.18)
Gain on sale of equity method investment	—	—	—	(0.11)
Diluted net earnings per common share excluding the effect of the items above	$0.28	$0.40	$1.01	$1.20

(1) The items included in the table above are net of income taxes where applicable.

Sealed Air’s net sales for the third quarter of 2008 increased 5% to $1.22 billion, compared with $1.16 billion for the third quarter of 2007.  Net sales for the nine month period increased 8% to $3.68 billion, compared with $3.4 billion for the same period in 2007.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“In the third quarter, resin costs peaked and the North American and European economic environment deteriorated.  Despite these conditions, our food packaging and medical businesses continued to show stable sales performance in the third quarter and year-to-date.  Our protective packaging business was more affected by the economy, and unit volumes declined in the quarter, consistent with manufacturing output, shipments and retail sales.  To offset peak resin costs, we continued to implement price increases in the quarter and realized benefits from our previously announced pricing initiatives.  These actions recovered approximately two-thirds of our third quarter increase in resin costs, which were $53 million more than in the same period last year.

Nonetheless, we experienced a reduction in our gross profit, which was also impacted by higher freight and energy costs in the quarter.  In anticipation of continued economic weakness and to position ourselves for 2009, we implemented our previously announced cost reduction and productivity program in the quarter.  We also continued to realize benefits associated with our global manufacturing strategy.

                                                We remained focused on optimizing our cash flow and utilized $19 million for our quarterly dividend payment and repurchased approximately $10 million of our common stock.  Year to date, we have returned $152 million to shareholders in the form of dividends and share repurchases.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“Looking at the balance of 2008 and ahead to 2009, we anticipate ongoing uncertainty in the financial markets and continued global economic weakness.  As a result, we anticipate lower unit volumes in the fourth quarter, which may not be fully offset by reduced raw material costs.  We have revised our full year diluted earnings per common share guidance to reflect the volume decline.

                                                During the fourth quarter, we expect to complete our cost reduction and productivity program, as well as largely complete construction tied to our global manufacturing strategy.  The savings associated with these two programs, combined with expected lower resin prices and a continued positive product price/mix in the year, should total in excess of  $115 million in 2009.

We are confident in our ability to weather these adverse economic conditions.  We remain well-positioned within our markets with a healthy balance sheet and cash flow.  During this period, our focus will be on productivity improvement programs and building upon the strengths of our business.”

Financial Highlights for the Third Quarter

•                 Net sales increased 5% to $1.22 billion, compared with $1.16 billion for the third quarter of 2007.  The increase in net sales resulted from a $47 million favorable effect of foreign currency translation, $27 million from product price/mix, and a $17 million net effect from acquisitions and divestitures, which were partially offset by a $34 million reduction in unit volumes.  Excluding the $47 million favorable effect of foreign currency translation, net sales would have increased 1%.

•                 Cost of sales increased to $925 million compared with $841 million for the third quarter of 2007.  The increase was primarily due to the impact of higher average petrochemical-based raw material costs, which were approximately $53 million higher than the third quarter of 2007 and $15 million higher sequentially than the second quarter of 2008.

•                 Gross profit decreased to $294 million, or 24.1% of net sales, compared with $320 million, or 27.6% of net sales, for the third quarter of 2007.  The decrease in gross profit as a percentage of net sales was primarily due to the impact of higher average petrochemical-based raw material costs that peaked in the third quarter of 2008, the decline in unit volumes and the unfavorable impact of higher freight and energy costs.  These items were partially offset by favorable product price/mix, primarily due to pricing actions taken in 2008.

•                 Marketing, administrative and development expenses increased to $193 million compared with $186 million, but decreased as a percent of net sales to 15.8% compared with 16.0% of net sales for the third quarter of 2007.  Excluding an $8 million unfavorable effect of foreign currency translation, these expenses would have been essentially flat for the third quarter of 2008 compared with the third quarter of 2007.

•                 The Company recorded a $60 million pre-tax charge as a result of the implementation of its previously announced cost reduction and productivity program.

•                 Operating profit decreased to $39 million, or 3.2% of net sales, primarily due to the $60 million charge related to the cost reduction program.  This is compared with $134 million, or 11.6% of net sales, for the third quarter of 2007.  In addition, operating profit was unfavorably impacted by higher raw material costs and the reduction in unit volumes, partially offset by the favorable impact of product price/mix.  Excluding restructuring and other charges, operating profit would have been $101 million, or 8.2% of net sales, for the third quarter of 2008.

•                 The Company recorded a $4 million pre-tax charge as a result of recognizing additional impairment related to an “other-than-temporary” decline in the fair market value of some of its auction rate securities investments.

•                 The Company had an income tax benefit for the third quarter of 2008 compared with a provision of 31.3% for the third quarter of 2007. The benefit was primarily due to the cost reduction and productivity program, the Company’s global manufacturing strategy and the additional impairment charge related to the Company’s auction rate securities investments.  Excluding these items, the Company’s effective income tax rate for the third quarter of 2008 would have been 27.4%.  The Company has now lowered its expected full year effective income tax rate to 23.7% primarily due to these same items.

Business Segment Review

Food Packaging Segment

The Company’s Food Packaging segment net sales for the third quarter increased 3% to $480 million compared with $466 million last year.  Excluding a $17 million favorable effect of foreign currency translation, segment net sales would have decreased 1%.

The decline in net sales primarily reflects a decrease in unit volumes in North America due to pre-buying in the second quarter prior to an SAP enterprise software launch on July 1st in the region and a decrease in unit volumes in Latin America due to continued export issues related to Brazilian beef.  This decline was partially offset by the positive impact of product price/mix.

Operating profit for the third quarter was $37 million, or 7.7% of Food Packaging net sales, compared with $51 million, or 10.8% of net sales, in 2007.  The decrease in operating profit was due to higher average petrochemical-based raw material costs and the decline in unit volumes mentioned above, which were partially offset by favorable product price/mix.

Food Solutions Segment

The Company’s Food Solutions segment net sales for the third quarter increased 6% to $256 million compared with $242 million last year.  Excluding a $12 million favorable effect of foreign currency translation, segment net sales would have increased 1%.

 The net sales growth primarily reflects the positive impact of product price/mix in North America and unit volume growth in the Asia-Pacific region, which was largely offset by a decline in unit volumes in North America due to a previously announced change in a packaging format at one retailer late last year.

Operating profit for the third quarter was $17 million, or 6.7% of Food Solutions net sales, compared with $24 million, or 10.1% of net sales, in 2007.  The decrease in operating profit was primarily due to higher average petrochemical-based raw material costs and the decline in unit volumes mentioned above, which were partially offset by favorable product price/mix.

Protective Packaging Segment

                                                The Company’s Protective Packaging segment net sales for the third quarter increased 2% to $377 million compared with $371 million last year.  Excluding a $12 million favorable effect of foreign currency translation, segment net sales would have declined 2%.

                                                The decline in net sales was primarily due to lower unit volumes in North America and Europe, which reflected weakening economic conditions in those regions.

Operating profit for the third quarter was $40 million, or 10.5% of Protective Packaging net sales, compared with $52 million, or 14.1% of net sales, in 2007. The decrease in operating profit was primarily due to higher average petrochemical-based raw material costs and lower unit volumes mentioned above, which were partially offset by favorable product price/mix.

Other Category

The Other category net sales for the third quarter increased 30% to $106 million compared with $82 million last year.  Excluding a $6 million favorable effect of foreign currency translation, Other net sales would have increased 23%.

This increase was primarily due to the acquisitions of certain assets relating to Ethafoam® and related polyethylene foam product lines in November 2007 and Alga Plastics in August 2007 and the positive impact of product price/mix.

Operating profit for the third quarter was $7 million, or 6.5% of Other net sales, compared with $7 million, or 8.8% of net sales, in 2007.  The decrease in operating profit as a percentage of net sales was primarily due to higher average petrochemical-based raw material costs mentioned above and an increase in expenses related to innovation and new product introductions.  These items were partially offset by favorable product price/mix.

Cost Reduction and Productivity Program

During the third quarter, the Company implemented its previously announced cost reduction and productivity program, including a voluntary termination severance program that was offered to employees in the United States.  As a result the Company recorded a $60 million pre-tax charge for severance costs.  During the fourth quarter of 2008, the Company expects to incur additional severance and other personnel and facility closure costs associated with the program.  The personnel portion of this program is expected to be fully implemented in 2008.  Cash payments related to severance benefits have already begun in the third quarter.

The Company expects to incur moderate costs associated with facility closures and additional cash payments related to severance benefits in 2009, with severance payments dropping to a modest level thereafter.

In connection with its cost reduction and productivity program the Company expects to achieve annual savings from this program of approximately $50 to $60 million beginning in 2009.  The savings will appear in both cost of sales and operating expenses.

The Company will provide additional information regarding the expected expenditures to be incurred and savings in connection with the program once such amounts are determined.

Global Manufacturing Strategy

                                                During the quarter, the Company incurred $3.6 million of expenses relating to the implementation of its global manufacturing strategy.  This includes $2.2 million of operating expenses primarily recorded as cost of sales and an additional $1.4 million of restructuring charges.  This compares to $2.7 million of operating expenses in the third quarter of 2007, primarily recorded as cost of sales.

The Company’s capital expenditures for its global manufacturing strategy in the third quarter of 2008 were $16 million compared with $19 million in the third quarter of 2007.

                                                The actual timing of additional expenses and capital expenditures is subject to change due to a variety of factors that may cause a portion of the spending and resulting benefits to occur in future periods.

Capital Expenditures

                                                The Company’s total capital expenditures in the third quarter of 2008 were $46 million compared with $47 million in the third quarter of 2007.  The Company estimates its capital expenditures in 2008 to be in the range of $175 to $200 million, which now includes $60 million related to the Company’s global manufacturing strategy compared to a previous estimate of $70 million in 2008.

Earnings Guidance

Sealed Air has lowered its guidance and now expects its full year 2008 diluted net earnings per common share to be in the range of $0.97 to $1.07. This compares to its previously announced guidance range of $1.41 to $1.51.  This revised guidance includes: full year 2008 charges of $42 million, net of taxes, or $0.22 per diluted common share, relating to its cost reduction and productivity program; charges of $22 million, net of taxes, or $0.12 per diluted common share, expected to be incurred relating to its global manufacturing strategy; and charges of $8 million, net of taxes, or $0.04 per diluted common share, incurred relating to the impairment of auction rate securities.

Excluding the charges listed above, the Company now expects its full year 2008 diluted net earnings per common share guidance to be in the range of $1.35 to $1.45.  This compares to its previously announced range of $1.55 to $1.65.  This lower guidance reflects lower unit volume growth and a stronger dollar than previously expected, partially offset by lower raw material costs, resulting from the deteriorating global economic environment.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (877) 856-1968 (domestic) or (719) 325-4778 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Wednesday, November 5, 2008 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 9448775.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Non-U.S. GAAP Information

The Company’s management from time to time presents information that does not conform to U.S. Generally Accepted Accounting Principles, or U.S. GAAP.  In this press release, Sealed Air has presented financial measures that exclude items that are included in U.S. GAAP calculations of such measures.  This release sets forth diluted net earnings per common share excluding charges related to the Company’s cost reduction and productivity program, its global manufacturing strategy, impairment of auction rate securities held by the Company, the reversal of tax accruals and the gain on the sale of an equity method investment.  The Company presents operating profit excluding restructuring and other charges.  It also sets forth full year 2008 diluted net earnings per common share guidance and its effective income tax rate excluding charges for the cost reduction and productivity program, global manufacturing strategy and auction rate securities impairments.  Lastly, Sealed Air has presented changes in net sales, segment and Other net sales and marketing, administrative and development expenses excluding the effects of foreign currency translation.  Presenting results, tax rates and guidance excluding the items indicated in this press release aids in the comparisons with other periods or prior guidance.  Diluted net earnings per common share, growth in net sales, operating profit and measures of expense control, adjusted to eliminate the effects of specified items that would otherwise be included under U.S. GAAP, are among the criteria upon which the Company may determine performance-based compensation.  The Company’s management generally uses changes in net sales excluding the effects of foreign currency translation to measure the performance of the Company’s operations.  Thus, management believes that this information may be useful to investors.

Forward-Looking Statements

                                                Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “plans,” “should,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements:  changes in raw material and energy costs; general economic conditions; credit availability and pricing; conditions in the markets that the Company serves; the success of the Company’s growth, profitability and global manufacturing strategies and its cost reduction and productivity program; the effects of animal and food-related health issues; tax, interest and foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In millions, except per common share data)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2008	2007	Change	2008	2007	Change

Net sales:
Food Packaging	$479.7	$465.7	3	$1,466.9	$1,365.5	7
Food Solutions	255.9	242.4	6	751.0	694.8	8
Protective Packaging	377.2	371.2	2	1,141.7	1,112.2	3
Other	106.2	81.6	30	315.6	228.5	38
Total net sales	1,219.0	1,160.9	5	3,675.2	3,401.0	8

Cost of sales	925.3	840.8	10	2,746.2	2,443.4	12

Gross profit	293.7	320.1	(8)	929.0	957.6	(3)
As a % of total net sales	24.1%	27.6%		25.3%	28.2%

Marketing, administrative and development expenses	193.2	185.8	4	582.9	552.7	5
As a % of total net sales	15.8%	16.0%		15.9%	16.3%

Restructuring and other charges (1)	61.3	0.2	#	63.8	0.8	#

Operating profit	39.2	134.1	(71)	282.3	404.1	(30)
As a % of total net sales	3.2%	11.6%		7.7%	11.9%

Interest expense	(30.7)	(35.2)	(13)	(96.4)	(106.0)	(9)

Gain on sale of equity method investment	—	—	—	—	35.3	NM

Impairment of available-for-sale securities (2)	(3.7)	—	NM	(13.7)	—	NM

Other (expense) income, net	(1.3)	6.5	#	(3.2)	19.6	#

Earnings before income tax provision	3.5	105.4	(97)	169.0	353.0	(52)

Income tax (benefit) provision	(5.7)	33.0	#	36.4	79.7	(54)

Net earnings	$9.2	$72.4	(87)	$132.6	$273.3	(51)
As a % of total net sales	0.8%	6.2%		3.6%	8.0%

Net earnings per common share: (1)
Basic	$0.06	$0.45		$0.84	$1.71

Diluted	$0.05	$0.39		$0.73	$1.46

Weighted average number of common shares outstanding: (1)
Basic	156.4	159.9		158.0	160.0

Diluted	175.3	191.3		189.7	191.3

NM Comparison not meaningful

# Denotes a variance equal to or greater than 100%

(1) See Supplementary Information included in this release for further details of the Company’s restructuring and other charges and the reconciliation of the basic and diluted earnings per common share computations.

(2) In 2008, the Company recorded a $13.7 million pre-tax charge as a result of recognizing impairment related to an other-than-temporary decline in the fair market value of some of the Company’s non-current auction rate securities investments.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CALCULATION OF NET EARNINGS PER COMMON SHARE

(Unaudited)

(In millions, except per common share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Basic Net Earnings Per Common Share:
Numerator

Net earnings ascribed to common shareholders - basic	$9.2	$72.4	$132.6	$273.3

Denominator

Weighted average number of common shares outstanding - basic	156.4	159.9	158.0	160.0

Basic net earnings per common share	$0.06	$0.45	$0.84	$1.71

Diluted Net Earnings Per Common Share:
Numerator
Net earnings ascribed to common shareholders - basic	$9.2	$72.4	$132.6	$273.3

Add: Interest on 3% convertible senior notes, net of income taxes (2)	—	1.9	5.9	5.9

Net earnings ascribed to common shareholders - diluted	$9.2	$74.3	$138.5	$279.2

Denominator

Weighted average number of common shares outstanding - basic	156.4	159.9	158.0	160.0

Effect of conversion of 3% convertible senior notes (2)	—	12.6	12.8	12.5

Effect of assumed issuance of asbestos settlement shares	18.0	18.0	18.0	18.0

Effect of non-vested restricted stock and non-vested restricted stock units	0.9	0.8	0.9	0.8

Weighted average number of common shares outstanding - diluted (1)	175.3	191.3	189.7	191.3

Diluted net earnings per common share	$0.05	$0.39	$0.73	$1.46

(1) In calculating diluted net earnings per common share, the Company’s diluted weighted average number of common shares outstanding provides for: (1) the effect of conversion of the Company’s 3% convertible senior notes due June 2033 in accordance with Emerging Issues Task Force, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” (2) the effect of assumed issuance of 18 million shares of common stock reserved for the Company’s previously announced asbestos settlement, which was discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 and (3) the effect of non-vested restricted stock and non-vested restricted stock units using the treasury stock method, if the effect is dilutive.

(2) In calculating diluted net earnings per common share for the third quarter of 2008, the Company’s diluted weighted average number of common shares outstanding excludes the effect of conversion of the Company’s 3% convertible senior notes due June 2033 as the effect was antidilutive.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

RECONCILIATION OF DILUTED NET EARNINGS PER COMMON SHARE (1)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

U.S. GAAP diluted net earnings per common share	$0.05	$0.39	$0.73	$1.46

Net earnings effect resulting from the following: (2)

Cost reduction and productivity program restructuring charge (3)	0.22	—	0.21	—

Global manufacturing strategy and restructuring and other charges (3)	0.01	0.01	0.04	0.03

Impairment of available-for-sale securities (4)	0.01	—	0.04	—

Reversal of tax accruals, net and related interest	(0.01)	—	(0.01)	(0.18)

Gain on sale of equity method investment	—	—	—	(0.11)

Diluted net earnings per common share excluding the effect of the items above	$0.28	$0.40	$1.01	$1.20

(1) Presenting diluted net earnings per common share excluding the items noted above aids in the comparisons with other periods or prior guidance and thus management believes that this information may be useful to investors.  Diluted net earnings per common share excluding these items is among the criteria upon which performance-based compensation may be determined.

(2) Items included are net of income taxes where applicable.

(3) See Note 2 of Business Segment Information and Capital Expenditures for further details.

(4) See Note 2 of Condensed Consolidated Statements of Operations for further details.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (1)

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Operating profit:
Food Packaging	$36.9	$50.5	$150.1	$159.8

As a % of Food Packaging net sales	7.7%	10.8%	10.2%	11.7%

Food Solutions	17.1	24.4	52.3	65.6

As a % of Food Solutions net sales	6.7%	10.1%	7.0%	9.4%

Protective Packaging	39.6	52.2	130.3	155.8

As a % of Protective Packaging net sales	10.5%	14.1%	11.4%	14.0%

Other	6.9	7.2	13.4	23.7

As a % of Other net sales	6.5%	8.8%	4.2%	10.4%

Total segments and other	100.5	134.3	346.1	404.9

Restructuring and other charges (2)	61.3	0.2	63.8	0.8

Total	$39.2	$134.1	$282.3	$404.1

As a % of total net sales	3.2%	11.6%	7.7%	11.9%

Depreciation and amortization:
Food Packaging	$18.9	$19.1	$56.1	$57.6
Food Solutions	8.5	8.6	24.9	23.9
Protective Packaging	10.6	11.0	36.0	33.2
Other	4.9	2.8	13.6	8.7
Total	$42.9	$41.5	$130.6	$123.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

CAPITAL EXPENDITURES	$46.2	$47.4	$141.9	$157.8

(1) The 2008 amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.

(2) The restructuring and other charges by business segment were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Food Packaging	$28.2	$—	$30.4	$0.1
Food Solutions	11.8	—	12.0	0.1
Protective Packaging	17.2	0.2	17.3	0.6
Other	4.1	—	4.1	—
Total	$61.3	$0.2	$63.8	$0.8

In the third quarter of 2008, the Company implemented its cost reduction and productivity program previously discussed in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008. The restructuring charge related to this program was $59.9 million for the three and nine months ended September 30, 2008. The remaining amount of restructuring and other charges in 2008 related to the Company’s global manufacturing strategy. Restructuring and other charges in 2007 related to the consolidation of the Company’s customer service activities in North America.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	September 30,	December 31,
	2008(1)	2007

Assets
Current assets:
Cash and cash equivalents	$274.4	$430.3
Receivables, net	689.3	789.8
Inventories	635.9	581.7
Other current assets	95.2	134.3
Total current assets	1,694.8	1,936.1
Property and equipment, net	1,105.2	1,080.1
Goodwill	1,963.1	1,969.7
Non-current investments–available-for-sale securities	33.4	40.8
Other assets, net	486.8	411.6
Total assets	$5,283.3	$5,438.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$43.5	$36.5
Current portion of long-term debt	243.2	303.7
Accounts payable	306.3	316.3
Asbestos settlement liability and related accrued interest	698.6	670.9
Other current liabilities	448.2	414.2
Total current liabilities	1,739.8	1,741.6
Long-term debt, less current portion	1,374.1	1,531.6
Other liabilities	151.7	145.5
Total liabilities	3,265.6	3,418.7
Total shareholders’ equity	2,017.7	2,019.6
Total liabilities and shareholders’ equity	$5,283.3	$5,438.3

(1) The amounts presented are subject to change prior to the filing of the Company’s upcoming Quarterly Report on Form 10-Q.